SEA BREEZE AND OLD FASHIONED SYRUP
 SUPPLY CONTRACT

     THIS AGREEMENT, executed as of this 26th day of September, 1997, by and between Old Fashioned Syrup, 4270 N.W. 19th Avenue, Suite D, Pompano Beach, Florida 33064 (hereinafter referred to as "Old Fashioned") and Sea Breeze, 441 Route 202, Towaco, NJ 07082 (hereinafter referred to as "Sea Breeze").

     WHEREAS, Old Fashioned desires to have Sea Breeze exclusively manufacture and produce sugar free chocolate syrup under the Old Fashioned trademarks or trade names owned by Olf Fashioned (hereinafter referred to as the "Products") for sale to Old Fashioned under the terms and conditions herein set forth; and

     WHEREAS, Sea Breeze is willing to manufacture and produce Products for sale to Old Fashioned under the terms and conditions set forth herein;

     1.   DEFINITIONS.  Products shall mean Sugar
Free Chocolate Syrup and as more specifically described in Exhibit "A" attached hereto. Such Products shall be processed and packaged for sale under the brand name Old Fashioned or other brand names as may be designated by Old Fashioned. Formula shall mean the ingredients and process to be used by Sea Breeze to pack the Products as set forth in Exhibit "B". This formula and packaging for sugar free chocolate syrup shall be provided by Sea Breeze exclusively to Old Fashioned. As Sea Breeze is in the business of custom formulating and packing syrups, Sea Breeze shall not be precluded from formulating and/or packing any other products in this or any other category of syrups.

     2.   QUANTITY AND PRICE.  Upon order by Old
Fashioned, Sea Breeze will process and pack the ordered quantity of the Products. The Products will be manufactured and packaged in accordance with the formula set forth in Exhibit "B" and shall be shipped at the direction of Old Fashioned within fifteen (15) business days of the order. The fee to be paid by Old Fashioned to Sea Breeze for the Products shall be set forth in Exhibit "C" or as otherwise agreed to by the parties in writing. Should Old Fashioned request a modification of the formulation, the fee charged hereunder will be adjusted based upon a unit cost basis. Should market costs of ingredients and/or supplies change more than 10% for any given component, then Sea Breeze will so advise Old
Fashioned and adjust pricing accordingly. Further, an annual review of labor and utility incremental costs will be presented by Sea Breeze to Old Fashioned for consideration of price revision with overall annual increases in this area not to exceed 3% of total price.

     3.   TERMS OF PAYMENT.  Old Fashioned shall
pay all invoices net fifteen (15) calendar days from receipt. Sea Breeze shall send invoices by way of "fax" and mail hard copy with Bill of Lading for the invoiced shipment. In the event payment is not received within fifteen (15) calendar days of the faxed invoice being received by Old Fashioned, Sea Breeze will notify Old Fashioned by "fax" immediately and if Old Fashioned does not make payment in full within 72 hours, all shipments of Products will be immediately suspended until payment is received.

     4.   SERVICES EQUIPMENT AND
INGREDIENTS. The fee paid to Sea Breeze shall be as set forth on Exhibit "C" for the processing, packaging and other services necessary to process and package the Products including labor, equipment, ingredients and materials. Storage of the finished Products prior to shipment, shall be at a fee to be determined if the finished product storage becomes excessive. It is understood this is to be a make and ship arrangement.

     5. TERM. This Agreement shall run for ten (10) years with Sea Breeze being the exclusive packer of the product, subject to the terms of Paragraph 6. This Agreement shall be terminated upon the sale of Old Fashioned. Old Fashioned shall have the exclusive rights to formula and to give such rights to transferee.

     6. ROYALTY. In the event Old Fashioned ceases to purchase as was customary Old Fashioned will pay to Sea Breeze a .50 per case research and development royalty for all cases purchased elsewhere on a monthly basis payable net 15 calendar days from the end of the month. This is based on consideration of Sea Breeze providing this formula exclusive to Old Fashioned. Old fashioned shall have an affirmative duty to provide Sea Breeze with the opportunity to view its sales and purchase records in the event Sea Breeze is not being utilized as the exclusive packer.

     7.   SEA BREEZE INDEMNIFICATION.  Sea
Breeze will defend, indemnify and hold Old Fashioned and its customers harmless (i) against any and all complaints or legal actions by any agency of the Federal, state or local government, including, without limitation, the Federal Food and Drug Administration and comparable actions as those seeking seizure of product or injunctive relief; and (ii) against any and all complaints, claims, or legal actions alleging damages, death, illness or injuries arising out of the purchase, sale or use of the products, to which Old Fashioned may become subject by reason of any breach of any warranties and the guarantee unless such breaches are caused in whole or in part by the negligent or willful act or omission of Old Fashioned or by Old Fashioned's breach of its obligations hereunder. In the event any claim is asserted or any suit is filed against Old Fashioned for which Sea Breeze may be required to indemnify Old Fashioned under this paragraph, Old Fashioned shall promptly notify within fourteen (14) days Sea Breeze of such claim or suit. Sea
Breeze and/or its agent, upon receipt of such notice, shall undertake the defense of such suit or the settlement of any such claim at its own expense and in such event shall have charge and direction of any proceedings relating thereto provided that Old Fashioned, at its option, may employ counsel of its choice and participate in the defense. In no event shall Old Fashioned be free to settle any such claim or suit without the consent of Sea Breeze if by such settlement Sea Breeze may be rendered liable to indemnify Old Fashioned under the terms of this Agreement. Failure on the part of Old Fashioned to notify Sea Breeze within fourteen (14) days of any claim or suit or failure of Old Fashioned to cooperate with discovery and trial participation shall negate Sea Breeze's obligations under this paragraph.

     8.   REPRESENTATIONS OF OLD FASHIONED.
Old Fashioned represents that:

          a.   all labels approved by Old Fashioned to
be used upon the products or supplied by Old Fashioned to be used upon the products or supplied by Old Fashioned shall not violate any law or regulations in effect in any jurisdiction in the United States or where else sold. This is subject to the condition that Sea Breeze not use the labels in a negligent manner.

          b. all labels, specifications and procedures supplied by Old Fashioned hereunder shall not infringe any valid United States letter patent, trademark or copyright of any person not a party of this Agreement. Any notice of such infringement will be handled by Old Fashioned and resolved.

     9.   TITLE ORDERING   PRODUCTION
REQUIREMENTS.  Old Fashioned agrees to provide Sea
Breeze before the 10th day of each month a projection of anticipated quantity requirements, by product type and size, for the following 90 days. Based upon these projections, Sea
Breeze shall (unles otherwise instructed) purchase and maintain a supply of materials necessary to meet those projected requirements and shall meet those requirements.

     10.  OLD FASHIONED'S INDEMNIFICATION.
Old Fashioned will defend, indemnify and hold harmless Sea
Breeze until (i) against any and all complaints or legal actions by any agency of the Federal, state or local government, including, without imitation, the Federal Food and Drug Administration and comparable state or local agencies, and including, without limitation, such actions as those seeking seizure of product or injunctive relief, and (ii) against any and all complaints, claims or legal actions alleging damages, death, illness or injuries arising out of the purchase, sale or use of the products, of which Sea Breeze may become subject by reason of any breach of any warranties and guarantee in Section 8 of this Agreement unless such breaches are caused in whole or in part by the negligent or willful act or omission of Sea Breeze or by Sea Breeze's breach of its obligations hereunder. In the event any claim is asserted or any suit is filed against Sea
Breeze under this paragraph, Sea Breeze shall promptly notify within fourteen (14) days Old Fashioned of such claim or suit.
Old Fashioned, upon receipt of such notice, shall undertake the defense of such suit or the settlement of any such claim at its own expense and in such event shall have charge and direction of any proceedings relating thereto provided that Sea Breeze, at its option, may employ counsel of its choice and participate in the defense. In no event shall Sea Breeze be free to settle any such claim or suit without the consent of Old Fashioned if by such settlement Old Fashioned may be rendered liable to indemnify Sea Breeze under the terms of this Agreement.
Failure on the part of Sea Breeze to notify Old Fashioned within fourteen (14) days of any claim or suit or failure of Sea Breeze to cooperate with discovery and trial participation shall negate Old Fashioned's obligations under this paragraph.

     11.  REPRESENTATION.  Sea Breeze shall
exercise due care in obtaining raw material, supplies, packaging materials and ingredients necessary to produce the Products, and in the processing, packaging materials and ingredients necessary to produce the products, and in the processing, packaging, storage and loading of all Products and supplies covered by this Agreement and shall, in particular, follow the practices set forth in the applicable Good Manufacturing Practices as promulgated by the United States
Food and Drug Administration and other comparable promulgations of Federal, State and local agencies. Sea Breeze shall further notify Old Fashioned immediately of any action or inspection report by any regulatory agency requiring corrective action against Sea Breeze which would place licensing of the Sea Breeze plan in jeopardy or any aspect of the production of a Product covered by this Agreement or ingredients or supplies used to manufacture a Product covered by this Agreement in jeopardy, and shall confirm such notice promptly in writing.
This shall not infringe on proprietary rights of any third party. Sea Breeze is fully licensed and authorized to manufacture, package and deliver product to Old Fashioned.

     12.  CONFIDENTIAL INFORMATION.  Sea
Breeze and its representatives as well as Old Fashioned and its representatives will maintain as secret and confidential and not disclose to third parties without prior written permission from the other any trade secrets and other confidential information gained from discussions, or in any way, including but not limited to, formulae, descriptions, specifications and the like furnished by Sea Breeze to Old Fashioned, except as provided for in paragraphs 5 and 6. For other purposes of this paragraph the terms "trade secrets and other confidential information" shall include and be limited to information disclosed by one party to the other that was not: (i) at the time of disclosure or thereafter known to or available to the public through sources entitled to disclose such information; (iii) disclosed to one party in good faith by another party having the right to disclose such information.

     13.  PRODUCTION SITES; INSPECTION;
RECORDS. Representatives of Old Fashioned shall be permitted to enter Sea Breeze's plant and any other plants which Sea Breeze may sub-contract the production of the Product to Old Fashioned at all reasonable times, including, without limitation, during preparation, processing, packaging and/or clean-up hours to inspect the manner in which the Product is being packaged, stored and loaded.

     14.  REPLACEMENT OF NON-SPECIFICATION
PRODUCT. Sea Breeze shall replace without cost, or refund money to Old Fashioned, at Old Fashioned's option, all Products sold which are defective or below standard, unless failure to meet the specifications is caused by the negligent or willful act or omission of Old Fashioned or by the failure of Old Fashioned to comply with its obligations under the Agreement. Replacement or refund shall be made promptly upon receipt of reasonable proof of such defect and demand by Old Fashioned.

     15.  RELATIONSHIP OF THE PARTIES.  This
Agreement shall not make or constitute either party or representative for the other for any purpose whatsoever.
Neither party shall have the power or authority, except as specifically authorized, to act in the other's behalf or by in the other's name, or to bind the other, either directly or indirectly, in any manner or thing whatsoever.

          Neither parties shall have any authority to employ any person on behalf of the other. Each party shall have, as between the parties, the exclusive right to select, engage, fix the compensation of, discharge, and otherwise to manage, supervise and control the persons hired by it and shall, with respect to all persons, perform all obligations and discharge all liabilities imposed upon employers under labor, wage-hour, worker's compensation, unemployment compensation or insurance, social security, and other Federal, state and municipal laws and regulations.

     16.  INSURANCE.

          a.   Throughout the life of this Agreement,
Sea Breeze shall maintain comprehensive general liability insurance in the following amounts:

                                      Bodily Injury:      $1,000,000 per person
                         $1,000,000 each accident

                                        Property Damage     $   300,000
          (except automobile)

          Each Occurrence

including Contractual Liability coverage specifying this contract, and product liability coverage with Broad Form
vendor's Endorsement naming Old Fashioned as Vendor.    Sea
Breeze shall furnish Certificate of Insurance to Old Fashioned evidencing the coverage described in this paragraph as soon as practicable but not more than thirty (30) days after the execution of this Agreement. Said Certificate shall provide for at least thirty (30) days prior notice of cancellation of substantial change.

     17.  PERFORMANCE DISCLAIMER.  Except as
otherwise provided in this Agreement, each party shall be excused for failure or delay in performance caused by war, riots, insurrections, laws, proclamations, regulations, strikes, floods, fires, explosions, unavailability of materials and supplies or other disturbances beyond their control without default of such party. Nevertheless, such party shall use its best efforts to perform in spite of the difficulties causing such failure or delay and shall resume performance with the utmost dispatch as soon as cessation of difficulties permits. Any party claiming such excuse or delay for nonperformance shall give prompt written notice thereof to the other party.

     18. NOTICES. Except as otherwise specifically provided herein, all notices or communications provided for herein shall be in writing addressed as follows:

                   Mark Streisfeld, President       Steven Sanders, President
                   Old Fashioned Syrup Company      Sea Breeze
                   4270 NW 19th Avenue, Suite D     441 Route 202
                   Pompano Beach, FL 33064          Towaco, New Jersey 07082

or to such other address or addresses as may be designated by either party by written notice to the other.

     19.  SUCCESSORS AND ASSIGNS.  Except as
otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto.


     20.  MISCELLANEOUS PROVISIONS.

A. The captions at the beginning of each paragraph are for the convenience of the parties and shall in no event be construed to alter or in any way affect the meaning of the substantive text of this Agreement.

B. This agreement shall be governed under the laws of the State of New Jersey.

C. This Agreement, together with any Exhibits, contains all of the covenants, stipulations and provisions agreed upon by the parties hereto and the terms hereof shall not be altered or changed unless the change is in writing and signed by an authorized representative of both parties. Such changes, if any, shall be attached hereto as addenda.

D. Neither party is nor shall be bound by any statement or representation not in conformity herewith.

By signing below, we agree to the foregoing.

     OLD FASHIONED SYRUP COMPANY


     By:       /s/ Mark Streisfeld
     Title: President


     SEA BREEEZE, INC.


     By:    /s/ Steven Sanders
     Title: President